Exhibit 99.1

       Vesta Insurance Announces Estimated Losses From Hurricane Charley


    BIRMINGHAM, Ala., Aug. 16 /PRNewswire-FirstCall/ -- Vesta Insurance Group, Inc. (NYSE: VTA) announced today that its Florida Select subsidiary expects to incur losses between $10.0 and $13.5 million in Florida, net of reinsurance, from Hurricane Charley.

    "Our insurance companies are prepared to take care of their customers when disasters strike," said Norman W. Gayle, President and CEO of Vesta. "We have the financial resources, liquidity and an experienced catastrophe claims team in place for our customers when they need it most."

    Florida Select's mobile catastrophe communications center was positioned in the Punta Gorda, Fla. area over the weekend for policyholders to communicate with the Company and receive emergency assistance.


    About Vesta Insurance Group, Inc.

    Vesta, headquartered in Birmingham, Ala., is a holding company for a group of insurance and financial services companies that offer a wide range of consumer-based products.


    This news release contains statements concerning management's current estimates of losses from Hurricane Charley. These statements are only predictions and should be considered "forward-looking statements" under applicable securities laws. You should be aware that the ultimate actual losses from this hurricane may differ materially from those reflected in these forward-looking statements.



SOURCE  Vesta Insurance Group, Inc.
    -0-                             08/16/2004
    /CONTACT: Charles R. Lambert, Vice President - Investor Relations of Vesta Insurance Group, Inc., +1-205-970-7030, or CLambert@vesta.com /
    /Web site:  http://www.vesta.com /
    (VTA)

CO:  Vesta Insurance Group, Inc.; Florida Select
ST:  Alabama, Florida
IN:  INS FIN
SU: